l\-fETROSPACES, INC.

CERTIFICATE OF DESIGNATIONS
OF

SERIES D PIK CONVERTIBLE PREFERRED STOCK

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General Corpon1tio1, Ltnv of the Stt,te o[Delmv(lre

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on July I3, 2015, by the unanimous written consent of the directors of l\-1ETROSPACES, INC., a Delaware corporation (the “Corporation”), and that said resolution applies to 400,000 shares of the I0,000,000 shares of the authorized preferred stock, par value $0.00000I per share, of the Corporation:

RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation (the “Board of Directors”‘) by the Corporation’s Certificate of In corporation, as amended, the issuance of a series of preferred stock, par value

$0.000001 per share, of the Corporation; and that the President or any Vice Presi dent of the Corporation be, and each of them hereby is, authorized and directed to execute and file with the Secretary of State of the State of Delaware a Certificate of Designations fixing thedesignations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limita tions or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Corporation’s preferred stock) as follows:

I.	!l’umher ofSl1”res; Desig11t1tim1. A total of 400,000 shares of preferred stock, par value $0.00000I per share, of the Corporation is hereby desig nated as Series D PIK Convertible Preferred Stock (the”Series D Stock”).

2.	Rtl11k. Series D Stock shall, with respect to payment of dividends, redemp tion payments and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank:

(a)	Senior and prior to the common stock, par value $0.00000 I per share, of the Corporation (the ‘‘Common Stock”) and the Series B PIK Con vertible Preferred Stock. The Common Stock and any other shares of the Corporation’s Capital Stock which are junior to the Series D Stock with respect to the payment of dividends and with respect to redemption, payment and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Junior Stock.’’

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(b)	Pari passu with the Series C PIK Convertible Preferred Stock of the Corporation and not less than pari passu with any series of preferred stock which may in the future be issued by the Corporation. Any shares of the Corporation’s Capital Stock which are senior to the Series D Stock with respect to the payment of dividends and with respect to re demption, payment and rights upon liquidation, dissolution or winding upof theaffairs of the Corporation are hereinafter referred to as “Senior Stock.’’

3.	Divide11ds. The Holders of shares of Series D Stock shall be entitled to re ceive dividends at thequarterly rate of$2.I875 per share and no more. Div idends on shares of Series DStock shall be fully cumulative, accruing, with out interest, from thedate of original issuance of Series DStock through the date of redemption or conversion thereof, and to the extent so declared by the Board of Directors shall be payable in arrears on March 31, June 30, September 30 and December 31 of each year, except that if such date is not a Business Day, the dividend shall be payable on the first immediately suc ceeding Business Day (each such date being hereinafter referred to as a ‘‘Dividend Payment Date”). Until December 31, 2019 (the “PIK Termina tion Date”), dividends on shares of Series DStock shall be paid, at the Cor poration’s option, (a) in fully paid and nonassessable shares of Common Stock (such dividends paid in such form being herein called “PIK Divi dends’’) or (b) in cash onlyout of funds legally available therefor. PIK Div idends shall be paid by issuing additional fully paid and nonassessable shares of Series D Stock at the rate of 0.0002 I875 of a share of Series D Stock for each $1.00 not paid in cash and shall for all purposes be deemed to have been issued on the respective dates on which cash dividends, if de clared, would have been payable, notwithstanding any later date on which certificates representing PIK Dividends shall have been issued.

Each dividend shall be paid to the Holders of record as they appear on the stock register of the Corporation on the record date, which shall be not less than IOnor more than 30 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends payable on each Dividend Payment Date with respect to shares that have been issued for less than a full calendar quartershall be computed on the basis of a 360-day year of twelve 30-day months and rounded up to the nearest cent. Dividends on account ofarrearages for any past Dividend Payment Date may be declared and paid at any time, without reference to anyscheduled Dividend Payment Date, to Holders of record on such date, not exceeding 30 days preceding the payment date thereof, as may be fixed by the Board of Directors. Divi dends shall accrne regardless of whether the Corporation has earnings, whether there are funds legally available therefor and/or whether declared. No interest shall be payable with respect to any dividend payment that may be in arrears. Holders of shares of Series D Stock called for redemption between the close of business on a dividend payment record date and the close of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the Dividend Payment Date fixed therefor, receive such dividend payment on the date fixed for redemption together with all other accrued and unpaid dividends to thedate fixed for redemption. The Holders shall not be entitled to any dividends other than the dividends provided for in this Section 3.

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4.	Liquidation. (a) The liquidation value of each share of Series D Stock, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, shall be an amount equal to $100.00, sub ject to adjustment in the event of a stock split, stock dividend or similar event applicable to Series D Stock (the “Liquidation Value’’), plus an amount equal to the value of dividends accrued and unpaid thereon (which shall be determined as if the Corporation had elected to pay such dividends in cash, notwithstanding that the Corporation had elected to pay them in the form of PIK Dividends), whether or not declared, to the payment date.

(b)	In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (a “Liquidation Event’’), the Holders (i) shall not be entitled to receive the Liquidation Value of the shares held by them until the liquidation value of all Senior Stock shall have been paid in full, and(ii) shall be entitled to receive the full Liquidation Value of the shares of the Series D Stock held by them in preference to and in priority over any distributions upon the Junior Stock. Upon pay ment in full of the Liquidation Value to which the Holders are entitled, the Holders will not beentitled to any further participation in anydistri bution of assets ofor by the Corporation

(c)	The Corporation shall, no later than the date on which a Liquidation Event occurs or is publicly announced, give to each Holder at his ad dress as it appears in the records of the Corporation written notice of any Liquidation Event, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable.

(d)	Whenever thedistribution provided for in this Section 4 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as de tertnined in good faith by the Board of Directors.

5.	Optio,w/ Redemption.

(a)	Redemption. (i) After December 31, 2017, shares of Series D Stock will be redeemable at the option of the Corporation, in whole or in part (an “Optional Redemption’’), from and after the time that the closing price of the Common Stock on each Trading Day occurring during any period of twenty (20) consecutive Trading Days equals or exceeds $0.00 I per share (subject to adjustment for stock splits, stock dividends and similar events). Each share of Series D Stock will be redeemed at the Redemption Price, as hereinafter defined.

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(b)	The redemption price for each Series D Share will be payable in cash and be equal to the Liquidation Value, together with an amount equal to the value of the dividends accrued and unpaid thereon (which shall be determined as if the Corporation had elected to pay such dividends in cash, notwithstanding that the Corporation had elected to pay them in the form of PIK Dividends), whether or not earned or declared or whether funds are legally available for the payment thereof, through the Redemption Date (the ‘‘Redemption Price”). The aggregate payment to each Holder to be redeemed shall be rounded up to the nearest cent.

(c)	The Corporation shall give notice of an Optional Redemption (a “Re demption Notice’’) to each Holder at his registered address not less than 30 days prior to the date fixed in such notice for the Optional Redemp tion (the “Optional Redemption Date”). An Optional Redemption No tice shall state (i) that the Corporation has elected to redeem all or a portion of the outstanding shares of Series DStock, as specified in such notice, (ii) the number of shares of Series DStock owned by the Holder that are being redeemed, (iii) the Redemption Price, (iv) the Optional Redemption Date, (v) that unless the Corporation defaults in the pay ment of the Redemption Price, all shares of Series D Stock called for redemption shall cease to accnie dividends after t the Optional Redemp tion Date and shall cease to be outstanding after such date and (vi) any other information required by applicable law to be included therein. An Optional Redemption Notice shall be irrevocable. On or after an Op tional Redemption Date, (i) each Holder shall deliver the certificate or certificates representing such Holder’s shares of Series D Stock to be redeemed to the Corporation at the place specified in the Optional Re demption Notice and(ii) immediately upon such delivery, the Corpora tion shall deliver the Redemption Price for such shares of Series DStock to such Holder. If less than all of a Holder’s shares of Series D Stock represented by any such certificate are redeemed, a new certificate shall be issued at the costof the Corporation to such Holder representing such Holder’s unredeemed shares of Series D Stock.

(d)	!fa Redemption Notice has been given pursuant to this Section 5 and if, onor before the Redemption Date, the funds necessary for such redemp tion shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro raw benefit of the Holders of shares of Series DStock so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for can cellation, dividends shall cease to accrue on the Redemption Date on shares of Series D Stock to be redeemed, and at the close of business on the Redemption Date, the Holders of such shares shall cease to bestock holders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the right to receive the Redemp tion Price upon surrender of their certificates, and the shares evidenced thereby shall no longer be outstanding. Any moneys so set aside by the Corporation and unclaimed at theend of two (2) years from the redemp- tion date shall revert to the Corporation, after which reversion the Hold ers of such shares so called for redemption shall look only to the Cor poration for the payment of the redemption price. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

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(e)	!fan Optional Redemption Notice has been given pursuant to this Sec tion 5, and any Holder shall, prior to the close of business on the Op tional Redemption Date, give written notice to the Corporation pursuant to Section 6 below of the conversion of any or all of the shares to be redeemed held by the Holder, such redemption shall not become effec tive as to such shares to be converted andsuch conversion shall become effective as provided in Section 6 below, whereupon any funds depos ited by the Corporation, or on its behalf, with a payment agent or set aside by the Corporation, separate and apart from its other funds, in trust for the redemptionof such sharesshall (subject to any rightof theholder of such shares to receive the dividend payable thereon as provided in Section 6) immediately upon such conversion be returned to the Corpo ration or, if then held in trust by the Corporation, shall be discharged from the trust.

(t)	In every case of redemption of less than all of the outstanding shares of Series DStock pursuant to this Section 5, shares of Series D Stock to be redeemed shall beselected pro rota on the basis of the numberof shares of Series D Stock owned by each Holder as of the date on which the Redemption Notice is given to the Holders, provided that only whole shares shall be selected for redemption.

6.	Co11versioll.

(a)	From and after February I, 2016, each Holder shall have the right, at any time and from time to time toconvert all or any portion of the shares of Series D Stock held by him into shares of Common Stock, such that each share of Series D Stock that such Holder elects so to convert shall be converted into a number of shares of Common Stock determined by dividing the Liquidation Value by the Conversion Price.

(b)	As promptly as practicable after the surrender (as herein provided) of shares of Series D Preferred Stock for conversion, together with a notice of conversion in the form prescribed by subsection (I) of this section 6 (a ‘‘Conversion Notice’’), the Corporation shall deliver or cause to be delivered to or upon the written order of the Holder, certificates repre senting the number of fully paid and nonassessable shares of Common Stock intowhich the shares of Series D Preferred Stock shall have been converted. Subject to the following provisions of this Subsection (b), such conversion shall be deemed to have been made at the close of busi ness on the date on which such shares of Series D Preferred Stock shall have been surrendered for conversion together with a Conversion No tice (the “Conversion Date”), and the rights of the Holder with respect to his shares of Series D Preferred Stock as such (to the extent that shares thereof are converted) shall cease at such time and the person or

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persons entitled to receive shares of Common Stock upon conversion of the shares of Series D Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Com mon Stock at such time; provided, however, thaJ no such surrender on any date when the stock transfer books of the Corporation shall be closed shall be effective to constitute the person or persons entitled to receive shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surrender, together with a Conversion Notice, shall be effective to constitute the person or persons entitled to receive such shares of Com mon Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding dayon which such stock trans fer books are open or the Corporation is required to convert the shares of Series D Preferred Stock. The Corporation will, at the time of any partial conversion of the shares of Series D Preferred Stock, upon re quest of the Holder, acknowledge in writing its continuing obligation to the Holder in respect of any rights to which he shall continue to be en titled underthe shares of Series D Preferred Stock as ineffect after such conversion. provided 1hat, the failure of the Holder to make any such request shall not affect the continuing obligation of the Corporation to the Holder in respect of such rights.

(c)	If the day on which conversion rights are exercised shall not be a busi ness day at the palace where notice of conversion is to be given, then such conversion rights will be deemed to be exercised on the next suc ceeding day which is a Business Day in such place.

(d)	No adjustment in respect of dividends shall be made upon conversion of the shares of Series D Preferred Stock. The Corporation shall pay all unpaid dividendson the shares of Series D Preferred Stock so converted which has accrued to (but not including) the date upon which such con version is deemed to have been effected in accordance with thisSubsec tion (b).

(e)	The Conversion Price for the conversion of shares of Series D Preferred Stock into shares of Common Stock shall be ninety percent (90%) of the Current Market Price. As used in the previous sentence, the term ‘‘Cur rent Market Price’’ means the average of the daily closing price for a share of Common Stock for the three (3) consecutive trading days end ing on the trading day immediately prior to the day on which a shares of Series D Preferred Stock are surrendered for conversion, together a Conversion Notice. A trading day shall be any day on which the Com mon Stock is able to betraded onan organized securities market or trad ingsystem in the United States of America, whether or not the Common Stock actually is traded onsuch day.The closing price for each day shall be the last reported sales price, or, in case no reported sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as quoted on the principal United States market for the Common Stock, as detennined by the Board of Directors of the Cor poration or if, in the judgment of the Board of Directors of the Corpo ration, there exists no principal United States market for the Common Stock, then as determined by the Board of Directors of the Corporation.

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(t)	If the Corporation shall at any time consolidate or merge with or into another corporation, the Holder shall thereafter be entitled to receive, upon conversion, thesecurities or property to which a holderof the num ber of Shares then deliverable upon such conversion would have been entitled upon such consolidation or merger. Corporation shall take such steps in connection with such consolidation or merger as may be neces sary to assure the Holder that the provisions of this Agreement shall thereafter be applicable, as nearly as reasonably may be in relation to any securities or property thereafter deliverable upon the conversion of this Convertible Promissory Note including, but not limited to, obtain inga written acknowledgement from the continuing corporation or other appropriate corporation of its obligation to supply such securities or property upon such conversion. The saleof all orsubstantially all of the assets of Corporation shall be deemed a consolidation or merger for the foregoing purposes.

(g)	The issuance of certificates for shares of Common Stock upon the con version of shares of Series D Preferred Stock shall be made without charge to the Holder for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respec tive names of, or in such names as may be directed by, the holder of the shares of Series D Preferred Stock; provided. however. that the Corpo ration shall not be required to pay any tax which may be payable in respectof any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(h)	No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon theconversion of Series DStock nor shall any payment shall be made for any fractional shares of Common Stock, but in lieu thereof, each such fractional share shall be rounded upto the next full share. If more than one share of Series DStock shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series D Stock so surren dered.

(i)	The written determination of the Board of Directors shall be conclusive as to the correctness of any computation made under this Section 6 in the absence of manifest error.

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(j)	!fin any case a state of facts occurs wherein in the opinion of the Board of Directors the other provisions of this Section 6 are notstrictly appli cable, or, if strictly applicable, would not fairly protect the rights of the Holders in the event of conversion in accordance with the essential in tent and principles of such provisions, the Board of Directors may make an adjustment in accordance with such essential intent and principles so as to protect such rights, which adjustment shall be final.

(k)	Notwithstanding anything to the contrary in this Section 6, the Holder may notexercise his conversion rights to theextent that the sum of(A) the number of shares of Common Stock then beneficially owned by him and his atliliates and (8) the number of Shares issuabk upon delivery a Conversion Notice would result in beneficia] ownership by the Ho]der and his affiliates of more than 2.99% of the outstanding shares of Common Stock (the ‘‘Limit”). A Conversion Notice relating to a number of shares of Common that, upon issuance, would cause such sum to exceed the Limit shall be deemed to reJate to the largest number of such shares issuabk to Holder without exceeding the Limit. Such beneficial ownershipshall be determined in accordance with Sec• tion 13(d) of the Securities Exchange Act of 1934,asamended, and Regulation I3d-3 thereunder. For purposes of this section 6(k), the Holder and the persons who acquire shares of Series D Stock from him shall be deemed to be a single Holder.

(I)	A notice of the election by a Holder to convert any or all of his shares into Common Srock shall be addressed to the Corporation and shall be in the following form:

The undersigned hereby elects to convert - -- (_sha)res of Series D PIK Convertible Preferred Stock of Metrospaces, Inc. (the ;.Preferred Stock’’), represented by stock certificate No(s).-- -- -- ---’ into shares of its common stock according to the terms and conditions of the Certificate of Designations relating to the Preferred Stock, as of the date written below.

Such notice shall also set forth the name and address of such Holderand such state and federal tax information as the Corporation or its transfer agentare required by law or regulation to obtain and shall besigned and dated by him.

7.	Srntu.< o(Slwres.All shares of Series DStock that are at any rime redeemed or converted pursuant to Section 5 or 6 and all shares of Series D Stock that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors, shall not be subject to reissuance as shares of Series D Stock, but shall be restored to the status of authorized but undesignated shares of preferred stock.

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8.	Voti11g. The Holders shall have the following voting rightsand no others:

(a)	Each Holder of shares of Series D Stock shall have the right to cast at a meeting of stockholders or by consent a number of votes equal to the num ber of shares held by him, divided by the Current tvlarket Price on the record date for such meeting or on the date on which he signs such consent, rounded up to the next full vote.

(b)	The Holders shall have the right, voting separately as a class, to cast one vote for each share of Series DStock held by them onanyquestion or matter (i) on which they are entitled by the GCL to vote separately as a series, irrespective of whether they also entitled are entitled to vote on such ques tion or matter pursuant to Subsection (a) of this section 8, (ii) which, if ap proved, would result in the simultaneous existence of more than one class or series of the Corporation’s common stock,(iii) the liquidation of the Cor poration, or (iv) a reclassification of the Common Stock or a consolidation of the Corporation with, or merger of the Corporation with, any other cor poration, other than the merger of a wholly owned subsidiary of the Corpo ration with and into the Corporation.

9.	Restricti<111s a11tl Li111it111im1s. So long as any shares of Series D Stock re main outstanding, the Corporation, shall not, without the vote or written consent by the Holders of a majority of the outstanding shares of Series D Stock, voting together as a single class:

(a)	redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of Series D Stock, except for (i) a transaction in which all out standing shares of Series D Stock are concurrently purchased or other wise acquired other than by redemption, (ii) conversion into or ex change for Junior Stock or (iii) redemption as a whole or in part in ac cordance with Section 5;

(b)	redeem, purchase or otherwise acquire (or pay into or set aside for a sinking or other analogous fund for such purpose) any shares of Junior Stock except by conversion into or exchange for other Junior Stock; or

(c)	alter, modify or amend the terms of the Series D Stock in any way.

The Corporation shall not issue more than 200,000 shares of Series DStock otherwise than as PIK Dividends.

IO.	Cerf(lit1De[i11itio11s.As used in this Certificate of Designations, the follow ing terms shall have the following respective meanings:

“Business Dav·• shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in tvliami, Florida.

‘‘CapitalStock’’ means anyand all shares, interests, rights to purchase, war rants, options, participations or other equivalents of or interests in the com mon stock or preferred stock of such person or entity, including, without limitation, partnership and membership interests.

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‘‘GCL’’ means the General Corporation Law of the State of Delaware.

“Holder’’ means any holder of shares of Series D Srock, all of such holders together being the “Holders.’’

IN \VJTNESS \VHEREOF, the Corporation has caused this Certificate to be dulyexecuted on its behalf by its Senior Vice President, thereumo dulyauthorized this sevemh dayof September 20I5.